UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/03/2005

WARREN RESOURCES, INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-33275

MD	11-3024080
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

489 Fifth Avenue, 32nd Floor, New York, NY 10017
(Address of Principal Executive Offices, Including Zip Code)

(212) 697-9660
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 7.01.    Regulation FD Disclosure

On October 3, 2005, Warren Resources, Inc. (the "Company") issued a press release announcing that the Company has elected to fully redeem before maturity its 12% Secured Convertible Bonds due December 31, 2009; 12% Secured Convertible Bonds due December 31, 2010; and 12% Secured Convertible Bonds due December 31, 2016 (collectively, the "Bonds"), at their regular redemption price of 110% of the principal amount thereof ($1,100 per $1,000) plus accrued interest to the redemption date of December 5, 2005 ("Redemption Date"). All interest on the Bonds called for redemption will cease to accrue on and after the Redemption Date of December 5, 2005.

The redemptions are being made under terms of the Bonds, which permit the Company to redeem them prior to maturity. Notice of redemption of the Bonds was mailed to bondholders of record on October 3, 2005.

At any time prior to the close of business on the Redemption Date, bondholders may exercise their right to convert their Bonds (at par value of $1,000 per $1,000 Bond) into shares of the Company's common stock at the conversion rate of $9.00 per share of common stock. The Bonds may be converted any time prior to the Redemption Date by the bondholder surrendering the original Bond certificate to the Paying Agent/Trustee along with either (1) the conversion notice (located on the back of the certificate) duly completed and executed, or (2) a separate Bond Conversion Election Form contained in the Letter of Transmittal duly completed and executed. All Bonds received by the Paying Agent/Trustee subsequent to the Redemption Date will be redeemed for cash at the redemption price and will not be eligible to be converted into shares of the Company's common stock.

American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 is the redemption Paying Agent and Trustee.

A copy of the press release announcing the redemptions of the Bonds is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(c)       Exhibits:

99.1       Press Release dated October 3, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

WARREN RESOURCES, INC

Date: October 03, 2005.	By:	/s/ Norman F. Swanton
Norman F. Swanton
Chairman & Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated October 3, 2005